Exhibit 99.1

YETI Appoints Elizabeth Axelrod and Robert Katz to Board of Directors

AUSTIN, Texas (December 21, 2023) – YETI Holdings, Inc. (“YETI” or the “Company”) (NYSE: YETI) today announced its Board of Directors has appointed Beth Axelrod and Rob Katz, as independent directors, effective December 19, 2023. Following their appointment, YETI’s Board will consist of eight members with significant and diverse public company experience across multiple business sectors, including eCommerce, retail, consumer products, leadership development and hospitality.

“Beth and Rob are strong, respected leaders and bring with them valuable perspective, experience and operational excellence that will benefit our Board,” said Robert K. Shearer, Chair of the YETI Board of Directors. “I look forward to working with them to further drive long-term sustainable growth and shareholder value for YETI.”

Ms. Axelrod brings over 20 years of strategic human resources leadership and management development expertise to the YETI Board. She most recently served as the Global Head of Employee Experience at Airbnb from 2017 to 2021, where she oversaw all human resources and employee engagement initiatives. Prior to her time at Airbnb, Ms. Axelrod spent 10-years at eBay as Senior Vice President, Human Resources, where she was instrumental in helping to globally scale eBay and PayPal. Since 2016, Ms. Axelrod has served on the Board of Directors for Heidrick & Struggles, an international executive search, management and leadership consulting firm, and Chairs the Human Resources and Compensation Committee.

Mr. Katz has acted as the Executive Chairperson of the Board at Vail Resorts, Inc., since 2021, after serving as Chief Executive Officer there from 2006 to 2021. During his 15-year tenure at Vail as CEO, he led the company through significant growth and success. He first became involved with Vail Resorts in 1991 and has served on its Board of Directors since 1996. Prior to his time at Vail, Mr. Katz was associated with the private equity investment firm Apollo Management L.P. since its founding in 1990. In addition to serving on YETI’s Board of Directors and the Board at Vail Resorts, Mr. Katz currently serves on the Wharton Leadership Advisory Board.

“I am thrilled to welcome Beth and Rob to the YETI Board of Directors,” said Matt Reintjes, President and CEO at YETI. “Beth’s deep expertise in human resources and organization design along with Rob’s significant leadership development, growth strategy and brand building experience align well with our key strategic priorities. We are eager to tap into their expertise as we continue to drive growth for YETI.”

About YETI Holdings, Inc.

YETI is a growing designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products to a wide-ranging customer base. Our mission is to ensure that each YETI product delivers exceptional performance and durability in any environment, whether in the remote wilderness, at the beach, or anywhere else life takes our customers. By consistently delivering high-performing products, we have built a following of engaged brand loyalists throughout the United States, Canada, Japan, Australia, and elsewhere, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. Our relationship with customers continues to thrive and deepen as a result of our innovative new product introductions, expansion and enhancement of existing product families, and multifaceted branding activities.

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